EXHIBIT 3.3

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BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos . gov T 5 C 6 ( Profit Corporation: Certificate of Amendment ( PuRsuANrrn NRs 78 . 3 8 0 & 78 . 385 / 7 8 . 3 9 0) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANT rn NRs 78.403 ) Officer's Statement ( PuRsuANrro NRs80 . 0 3 0 ) Date : f 09/3 0/20 21 J Time : [ 9:00 a.m. J (must not be later than 90 days after the certificate is filed) 4 . Effective Date and ime: ( O pt i onal) Changes to takes the following effect: D The ent i ty name has been amended . D The registered agent has been changed . (attach Certificate of Acceptance from new reg i stered agent) D The purpose of the entity has been amended. The authorized shares have been amended . D The d i rectors , managers or general partners have been amended. D IRS t ax language has been added . D Art i cles have been added . D Art i cles have been deleted . D Other . The art i cles have been amended as follows : (provide art i cle numbers , if available) Article 3 (see attached) - - l J (attach add i tional pag e( s ) if nec e ssary ) . Information Being hanged: ( D ome st i c co r porat i ons onl y ) - - 7 ε 1 - P - re - s - id - e - nt - ------- - X Title X S ig na ture o f Officer or Author iz ed S i gner Title *If any pr op osed amendment would alter or change any preference or any relat i ve or other righ t given t o any c lass o r s erie s of outstand i ng shares , then the amendment must be approved by the vote , in addition to the a ff irmat ive vote otherw i se r e qu i red , of the holders of sha r es representing a majo r ity of the voting power of eac h c l as s o r s erie s affe c t e d by th e amendment regardless to limita ti o n s or r e stri cti ons on the voting power t h ere o f. . Signature : Required ) Please include any required or optional information in space below: (attach additional page(s) i f necessary) Thi s f o r m m u st be acco m pan i ed by app r opriate fees. P age 2 o f 2 R evised : 1 / 1 / 2019

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Amendment to Altair International Corp. Articles of Incorporation

Article 3 is amended as follows:

The aggregate number of shares which the Corporation shall have authorized to issue is Five Billion Ten Million (5,010,000,000) shares of which Five Billion (5,000,000,000) shall be shares of Common Stock, par value $0.001 per share, and Ten Million (10,000,000) shall be shares of Preferred Stock, par value $0.001 per share. The Preferred Stock may be issued by the Board of Directors with such rights, preferences and privileges set forth in a designation statement filed with the Nevada Secretary of State.